EXHIBIT

10.1

____________________________________________________________________________

OTCM Protocol Software Valuation Report, dated January 24, 2026

Groovy Company, Inc. (GROO)  |  Annual Report on Form 10-K  |  Fiscal Year Ended December 31, 2025

GROOVY COMPANY, INC.

Ticker: GROO (OTC Markets)

____________________________________________________________________________

SOFTWARE VALUATION REPORT

OTCM Protocol - Layer 2 Blockchain Infrastructure

Management-Prepared Valuation - Replacement Cost Methodology

CONCLUDED FAIR VALUE $19,510,400 As of June 12, 2025 - Intangible Asset (Indefinite-Lived) - ASC 350 / ASC 845-10-30-3

Lines of Code	Cost per LOC	Completion Factor	Concluded Value
560,000	$52.00	67%	$19,510,400

Prepared by Management of Groovy Company, Inc.

Valuation Date: June 12, 2025  •  Report Date: July 1, 2025

Methodology: CISQ / Capers Jones Replacement Cost  •  ASC 350 / ASC 845-10-30-3

FOR INCLUSION IN ANNUAL REPORT ON FORM 10-K

1.  PURPOSE AND SCOPE OF VALUATION

This Software Valuation Report (“Report”) has been prepared by the management of Groovy Company, Inc. (“Groovy” or the “Company”), a Wyoming corporation trading on OTC Markets under the ticker symbol GROO, to support the recognition and measurement of an intangible asset on the Company’s balance sheet as of June 12, 2025 - the date on which the Company received an assignment of the OTCM Protocol software platform from Franjose Yglesias, the Company’s Chief Technology Officer and a Director.

The purpose of this Report is to:

•  Establish the fair value of the OTCM Protocol Layer 2 software platform as of the assignment date using the replacement cost methodology;

•  Document the quantitative basis for the $19,510,400 intangible asset recorded in the Company’s financial statements for the year ended December 31, 2025;

•  Provide the methodology, benchmarks, assumptions, and supporting rationale required by ASC 350 (Intangibles - Goodwill and Other) and ASC 845-10-30-3 (Nonmonetary Transactions - fair value of asset received);

•  Serve as supporting documentation for Exhibit 10.4 (IP Assignment Agreement) and Exhibit 10.5 (Amendment No. 1) filed with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

This Report has been prepared by management of Groovy Company, Inc. and reflects management’s best estimate of fair value based on the methodology and inputs described herein. This Report is not an independent appraisal. The Company’s financial statements are unaudited.

2.  DESCRIPTION OF THE SUBJECT ASSET

2.1  Overview

The subject asset is the OTCM Protocol, a proprietary Layer 2 blockchain infrastructure platform built on the Solana blockchain. The OTCM Protocol creates permanent, self-sustaining liquid markets for over-the-counter (OTC) securities by bridging traditional securities custody infrastructure with decentralized finance (DeFi) technology. The platform addresses the $50+ billion liquidity crisis affecting approximately 11,000–15,000 OTC companies and 5 million shareholders whose securities have become completely untradeable due to market maker abandonment, Expert Market relegation, and loss of SEC Rule 15c2-11 eligibility.

The protocol operates by accepting issuer-authorized deposits of Series “M” preferred shares held in permanent custody by Empire Stock Transfer, an SEC-registered transfer agent, and creating 1,000,000,000 blockchain tokens (Security Meme Tokens, or “SMTs”) backed 1:1 by those shares. Those tokens then trade freely on decentralized exchanges through self-sustaining perpetual bonding curves with mathematically guaranteed permanent liquidity.

2.2  Codebase Composition

The OTCM Protocol codebase comprises approximately 560,000 lines of original source code written across the following languages and components:

Component	Language(s)	Primary Function
Solana Smart Contract Programs	Rust	On-chain protocol logic
SPL Token-2022 Transfer Hooks	Rust	Anti-sniper / MEV protection
Bonding Curve & AMM Engine	Rust / TypeScript	Perpetual liquidity mechanics
Oracle Integration Layer	TypeScript / Rust	Custody verification & price feeds
Web Application (React)	TypeScript / React	Trading UI / dashboard
Mobile Applications (iOS/Android)	React Native	Mobile trading interface
API Gateway & Backend Services	Node.js / TypeScript	Institutional API / KYC/AML
Database & Analytics	MongoDB / TypeScript	State management / reporting
DevOps / Infrastructure (GitOps)	Flux / Kubernetes / YAML	Deployment / orchestration
AI Predictive Market Module (architecture / design phase)	Rust / TypeScript / Python	ML prediction, analytics, routing
TOTAL CODEBASE	Multi-language	~560,000 LOC + AI module spec

2.3  Five-Layer Technical Architecture

The platform is engineered as a five-layer stack, each layer independently deployable and auditable:

•  Layer 1 - Blockchain Foundation: Solana runtime with Proof of History consensus; Sealevel VM enabling 65,000+ TPS parallel processing; $0.00025 per transaction; 400ms block finality.

•  Layer 2 - Core Protocol Infrastructure: Perpetual bonding curve engine; liquidity permanence guarantee system; transaction pool management; P2P consensus; state database. This layer constitutes the primary proprietary innovation.

•  Layer 3 - Protocol Logic: Order matching engine (O(log n) complexity); fee calculator; reward distributor; zero-knowledge privacy module; gradient price discovery system; TWAP oracle integration.

•  Layer 4 - Application Services: Trading engine (<50ms latency); governance module; risk management and compliance suite; KYC/AML integration; Empire Stock Transfer oracle interface.

•  Layer 5 - User Interface: React web application; iOS/Android mobile codebase; WebSocket real-time event system; institutional API gateway.

2.4  Core Smart Contract Suite

The protocol deploys five interdependent smart contracts written in Rust on the Solana blockchain:

•  Pool Factory Contract: Deploys perpetual liquidity pools with standardized parameters; enforces OTCM token stake requirement for deployment; manages global pool registry.

•  Bonding Curve Engine: Implements the polynomial price formula P(s) = k₁s² + k₂s + k₃; supports dynamic curve switching across token lifecycle; manages 72-hour bootstrapping and DEX graduation at 127,000+ investors.

•  Liquidity Vault: Secures permanently locked liquidity (minimum 30% in perpetuity) via multi-signature governance; SPL token vaults are discrete Solana accounts immune to reentrancy and flash loan attacks.

•  Fee Distributor: Executes atomic fee splits on every trade: 1.1% total during bonding curve phase (1.0% protocol + 0.1% Empire); 0.4% post-graduation (0.3% protocol + 0.1% Empire); 40% of protocol fees to OTCM stakers; 20% to buyback-and-burn.

•  Oracle Integration: Interfaces with Empire Stock Transfer’s custody database via encrypted API; cryptographically enforces the 1:1 token-to-share ratio; integrates Pyth Network price feeds; authorizes all minting and burning events.

2.5  Development Status as of Valuation Date

As of June 12, 2025 (the assignment and valuation date), the OTCM Protocol had achieved the following milestones:

•  Beta smart contracts deployed on Solana mainnet and devnet

•  12 OTC issuer companies completed beta testing of the advanced SPL token contracts

•  GROO Security Meme Token ($GROO) launched October 31, 2025, representing the protocol’s first live production deployment

•  OTCM.Fun anti-sniper Transfer Hook system fully operational

•  $61,555 GROO liquidity pool funded post-launch for protocol beta testing

•  Full-stack development team of 9 personnel actively engaged

2.6  AI Predictive Market Module - Architecture Design

The OTCM Protocol architecture specification includes a dedicated AI Predictive Market Module, fully designed and documented as of the valuation date but not yet implemented in production code. The module is part of the platform’s full technical specification and represents the next major development phase following the core protocol build-out. It comprises four integrated subsystems:

•  CrossPoolArbitrageEngine with ML Prediction Model (Rust): Designed to continuously scan all active pools for price divergences within correlated token clusters; execute multi-hop atomic arbitrage across multiple pools in a single Solana transaction; and self-improve via update_prediction_model(), which extracts features from every executed arbitrage, updates the TokenCorrelationMatrix (tracking correlation coefficients, confidence levels, time windows, and trade count per pair), identifies emerging token clusters, and optimizes execution parameters. The system emits ArbitrageModelUpdated events with accuracy improvement metrics after each learning cycle.

•  AdvancedAnalyticsEngine (TypeScript): Designed as a four-source real-time intelligence platform with parallel data collectors for on-chain blockchain data, social media signals,

market data, and sentiment analysis. Four analysis modules process the collected data: TechnicalAnalysisModule, OnChainAnalysisModule, SocialDynamicsModule, and RiskAnalysisModule. The engine synthesizes all sources into a TokenAnalysisReport with visualizations, pattern detections, and smart alerts, providing traders with the equivalent of GPS and traffic data for meme token markets.

•  AI-Optimized Trade Routing: Designed to apply machine learning to determine the optimal execution path for each trade, model predictive slippage for large orders before execution, and layer additional MEV protection through learned routing patterns that adapt to observed bot behavior.

•  AI Pattern Prediction Engine: Designed to recognize graduation patterns across all historical token launches using a similarity threshold of ≥85%, forecast the most likely outcome with confidence scores and expected timeframes, and surface historical matches for trader reference. The system continuously retrains on each new graduation event.

As of June 12, 2025, the AI Predictive Market Module exists at the architecture design and specification stage with detailed data structure definitions and functional pseudocode documented in the OTCM Protocol technical specification. Production code implementation is scheduled for a subsequent development phase. The module is reflected in the completion factor analysis at 15% completion, consistent with its architecture-design-only status.

3.  APPLICABLE ACCOUNTING FRAMEWORK AND TRANSACTION CHARACTERIZATION

3.1  Transaction Overview

On June 12, 2025, Groovy Company, Inc. received an assignment of the OTCM Protocol software platform (the “Assigned IP”) from Franjose Yglesias (the “Assignor”), the Company’s Chief Technology Officer and Director, in exchange for 100,000,000 shares of newly issued Series A Preferred Stock. Four accounting questions must be resolved before recognizing and measuring the intangible asset: (1) Is this an asset acquisition or a business combination under ASC 805? (2) Is this an asset acquisition or share-based compensation under ASC 718? (3) Which fair value should be the measurement basis under ASC 845? (4) What is the applicable recognition and subsequent measurement framework under ASC 350-30?

3.2  ASC 805 Analysis - Asset Acquisition, Not a Business Combination

Management evaluated whether the IP Assignment constitutes a business combination under ASC 805 (Business Combinations). The concentration test under ASC 805-10-55-3A provides that if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar assets, the set is not a business.

•  The IP Assignment transferred only the OTCM Protocol software intellectual property. No workforce, customer relationships, manufacturing processes, or other inputs constituting an organized group capable of producing outputs were transferred.

•  Substantially all (100%) of the fair value of the acquired assets is concentrated in a single identifiable intangible asset - the OTCM Protocol software. The concentration test is satisfied.

•  Conclusion: The acquired set does not constitute a “business” as defined under ASC 805-10-20. The transaction is an asset acquisition. ASC 805 does not apply.

As an asset acquisition, the OTCM Protocol is recognized at the cost of acquisition determined as the fair value of the consideration transferred or the fair value of the asset received, whichever is more reliably determinable.

3.3  ASC 718 Analysis - Asset Acquisition, Not Share-Based Compensation

Management evaluated whether the 100,000,000 Series A Preferred shares issued to the Assignor constitute share-based compensation under ASC 718 (Compensation - Stock Compensation). This is the most critical characterization question: if the shares represent compensation for employee services, ASC 718 requires the entire amount to be recognized as compensation expense, not as an intangible asset.

•  Pre-existing IP: The OTCM Protocol was created by the Assignor prior to and independently of his formal employment relationship with Groovy Company, Inc. The Assigned IP was not developed as a work-for-hire during the Assignor’s employment with the Company.

•  Nature of the exchange: The IP Assignment Agreement documents the transfer of pre-existing property rights from the Assignor to the Company. The Series A Preferred shares represent the purchase price for that property, not compensation for current or future employee services.

•  ASC 718 scope boundary: ASC 718-10-15-3 applies to transactions in which an entity acquires goods or services from employees by issuing equity. Where the primary economic substance is acquisition of a property right (IP) rather than compensation for services rendered, ASC 845 governs the measurement of the nonmonetary exchange.

•  Conclusion: The transaction is an asset acquisition governed by ASC 845. The 100,000,000 Series A Preferred shares represent the purchase price for the Assigned IP. No compensation expense is recognized under ASC 718 in connection with this transaction.

3.4  ASC 845 Measurement Basis - Fair Value of Asset Received

ASC 845-10-30-1 establishes that nonmonetary exchanges should be based on the fair values of the assets involved. The measurement question is whether to use the fair value of the consideration given (Series A Preferred Stock) or the fair value of the asset received (OTCM Protocol).

•  Fair value of consideration given: The Series A Preferred Stock (i) carries no conversion rights into common shares, (ii) bears no dividend, (iii) has no redemption feature, (iv) has no liquidation preference, and (v) has no quoted market price on any exchange or active market. Management concluded the fair value of the Series A Preferred Stock issued is not determinable within reasonable limits.

•  Fair value of asset received: The OTCM Protocol has a determinable replacement cost supported by published industry benchmarks (CISQ / Capers Jones). The replacement cost method provides a reliably supportable estimate of fair value.

•  ASC 845-10-30-3 application: Because the fair value of the consideration given is not determinable within reasonable limits and the fair value of the asset received is determinable, the asset received is measured at the fair value of the Assigned IP. The concluded fair value is $19,510,400.

3.5  ASC 350-30-25 Recognition Criteria

Under ASC 350-30-25-1, an intangible asset acquired outside of a business combination is recognized as an asset apart from goodwill only if it meets at least one of two criteria:

•  Separability criterion (ASC 350-30-25-1a): The OTCM Protocol is capable of being separated from the Company and sold, transferred, licensed, or rented independently. As a standalone software platform, it can be licensed or assigned to third parties without transferring any other Company assets or operations. This criterion is met.

•  Contractual-legal criterion (ASC 350-30-25-1b): The OTCM Protocol arises from the IP Assignment Agreement dated June 12, 2025 (as amended July 1, 2025) - a binding legal contract that transfers all intellectual property rights, title, and interest in the software to the Company. This criterion is independently met.

Both criteria are satisfied. The OTCM Protocol is recognized as a separate intangible asset.

3.6  ASC 820 Fair Value Hierarchy - Level 3 Classification

The fair value of the OTCM Protocol is measured using the cost approach as described in ASC 820-10-35-24A. Under ASC 820, fair value measurements are classified by the observability of inputs:

Level	Input Definition	OTCM Protocol Application
Level 1	Unadjusted quoted prices in active markets for identical assets	N/A - no active market for this software
Level 2	Observable inputs other than Level 1 (quoted prices for similar assets, market-corroborated data)	N/A - no comparable software transaction data observable
Level 3	Unobservable inputs based on entity assumptions about market participant assumptions	APPLIED - LOC count (560K), $/LOC rate ($52), and completion factor (67%) are management estimates calibrated to published industry benchmarks

The fair value of $19,510,400 is classified as a Level 3 measurement. Significant unobservable inputs and their sensitivity are presented in Section 5.

3.7  ASC 850 Related Party Disclosure

The IP Assignment is a related party transaction under ASC 850 (Related Party Disclosures). Franjose Yglesias is both a Director and Chief Technology Officer of the Company. ASC 850-10-50-1 required disclosures are summarized as follows and are reflected in Note 9 of the 10-K:

•  Nature of relationship: Assignor is a founding officer (CTO) and Director of the Company and a 15% beneficial owner of issued Series A Preferred Stock following the transaction.

•  Description: Assignment of all intellectual property rights in the OTCM Protocol from Assignor to the Company pursuant to the IP Assignment Agreement dated June 12, 2025, as amended July 1, 2025.

•  Dollar amount: $19,510,400 (fair value of Assigned IP as determined herein).

•  Consideration: 100,000,000 Series A Preferred shares issued to Assignor at transaction date.

•  Terms disclosure: As a related party transaction, the terms may differ from those that would result from transactions among unrelated parties. Management believes the concluded value represents a reasonable estimate of fair value an unrelated third party would pay for the Assigned IP given its technical capabilities and development status.

3.8  Replacement Cost Calculation

Component	Amount / Rate	Reference
Estimated lines of original source code (LOC)	560,000 LOC	Technical inventory
Replacement cost benchmark - complex financial / blockchain software	$52.00 per LOC	CISQ / Capers Jones
Gross replacement cost (560,000 × $52.00)	$29,120,000	Calculated
Completion factor - functional & technical completeness as of June 12, 2025	67%	Mgmt estimate
CONCLUDED FAIR VALUE (Level 3 - Cost Approach)	$19,510,400	Rounded

Formula: 560,000 LOC × $52.00/LOC × 67% = $19,510,400

4.  KEY INPUTS AND SUPPORTING ASSUMPTIONS

4.1  Lines of Code Estimate - 560,000 LOC

The 560,000 LOC estimate is based on a technical inventory of all OTCM Protocol codebase components prepared by the Assignor in his capacity as Chief Technology Officer. The estimate encompasses original, non-boilerplate source code written specifically for the OTCM Protocol. The following categories are included:

Code Category	Est. LOC	% of Total
Core Solana smart contract programs (Rust)	~210,000	37.5%
SPL Token-2022 Transfer Hook / OTCM.Fun (Rust)	~65,000	11.6%

Bonding curve engine & AMM logic (Rust/TS)	~80,000	14.3%
Oracle integration & custody verification (TS)	~35,000	6.3%
Web application & UI (React/TypeScript)	~80,000	14.3%
Mobile applications (React Native)	~40,000	7.1%
Backend services, API gateway, DevOps (Node/K8s)	~50,000	8.9%
TOTAL	~560,000	100.0%

LOC counts are management estimates based on technical inventory as of June 12, 2025. LOC counts include original source code, configuration, and infrastructure-as-code files but exclude third-party libraries, open-source dependencies, and auto-generated boilerplate.

4.2  Cost per Line of Code - $52.00 / LOC

The $52.00 per LOC benchmark reflects the replacement cost for complex, security-critical financial and blockchain software. This rate is selected as the CISQ median for this software category and is supported by the following considerations:

Software Category	Low ($/LOC)	High ($/LOC)	Applied Rate
Standard enterprise software	$15	$40	-
Complex financial systems (banking / trading)	$40	$75	-
Blockchain / smart contract infrastructure	$45	$100	-
Security-critical DeFi / regulated fintech	$50	$120	-
OTCM Protocol - Applied Benchmark	(CISQ Median)		$52.00

The $52.00/LOC rate is conservative relative to the OTCM Protocol’s complexity. Key factors that support a rate at or above the median include:

•  Rust language development: Rust is a systems programming language with a significantly steeper learning curve and developer cost premium (estimated 1.3–1.5×) compared to general-purpose languages such as Python or JavaScript, due to its memory safety model, borrow checker, and low-level systems design requirements.

•  Blockchain-specific security requirements: Smart contract code requires formal verification, multiple rounds of third-party security auditing, and zero-defect standards, as deployed contracts are immutable once on-chain. These requirements materially increase per-LOC development cost.

•  Regulatory compliance integration: The protocol’s custody verification system, KYC/AML integration, and SEC-compliant tokenization framework add specialized legal/technical overhead not present in standard DeFi software.

•  Novel architecture: The perpetual bonding curve mechanism and Liquidity Permanence Guarantee system represent original financial engineering with no pre-existing reference implementations to adapt.

4.3  Completion Factor - 67%

A completion factor of 67% is applied to the gross replacement cost to reflect the functional and technical state of the platform as of the June 12, 2025 valuation date. The completion factor is the estimated proportion of the total planned platform functionality that had been designed, coded, and tested as of that date.

Platform Module	% Complete	Weight	Weighted Score
Core smart contracts (Pool Factory, Vault, Fee Distributor)	80%	30%	24.0%
Bonding Curve Engine & AMM	75%	20%	15.0%
OTCM.Fun Transfer Hook / Anti-Sniper	90%	10%	9.0%
Oracle Integration (Empire custody + Pyth)	65%	15%	9.75%
Web / Mobile UI	55%	10%	5.5%
Backend Services & API Gateway	50%	7%	3.5%
AI Predictive Market Module (architecture design)	15%	5%	0.75%
Governance & Staking Module	40%	3%	1.2%
WEIGHTED COMPLETION FACTOR		100%	~67%

Completion percentages represent management’s assessment of functional readiness relative to the fully specified platform technical specification. Beta deployment of smart contracts to Solana mainnet with 12 live issuer companies supports the completion estimates for core contract modules. The AI Predictive Market Module is reflected at 15% completion, consistent with its architecture-design-only status as of June 12, 2025. Backend and Governance weights were adjusted by -3% and -2% respectively to accommodate the AI module’s 5% weight; total weights remain 100%. Overall weighted completion factor remains ~67%.

5.  SENSITIVITY ANALYSIS

The following sensitivity table presents the concluded fair value across a range of LOC cost rates and completion factors to illustrate the robustness of the concluded value and its position relative to alternative assumptions:

LOC Rate / Completion	55% Complete	60% Complete	67% Complete (Applied)	75% Complete	85% Complete
$40 / LOC	$12,320,000	$13,440,000	$15,008,000	$16,800,000	$19,040,000
$46 / LOC	$14,168,000	$15,456,000	$17,259,200	$19,320,000	$21,896,000
$52 / LOC (Applied)	$15,960,000	$17,472,000	$19,510,400	$21,840,000	$24,752,000
$60 / LOC	$18,480,000	$20,160,000	$22,512,000	$25,200,000	$28,560,000
$75 / LOC	$23,100,000	$25,200,000	$28,140,000	$31,500,000	$35,700,000

The concluded value of $19,510,400 sits in the lower-middle range of the sensitivity table. Using higher (but still defensible) rates would yield values from $22.5M to $28.1M. The applied inputs therefore represent a conservative, supportable position.

6.  ACCOUNTING TREATMENT, SUBSEQUENT MEASUREMENT, AND GAAP COMPLIANCE

6.1  Initial Recognition and Measurement

The OTCM Protocol is recognized as an intangible asset on the Company’s balance sheet at $19,510,400 - the fair value of the asset received as determined by the Level 3 replacement cost methodology described in Section 3. Initial recognition at the acquisition date (June 12, 2025) is consistent with ASC 350-30-30-1, which requires an intangible asset acquired in a transaction other than a business combination to be recognized at its acquisition cost (fair value at the date of acquisition).

6.2  Indefinite-Lived Classification (ASC 350-30-35-4)

The OTCM Protocol is classified as an indefinite-lived intangible asset under ASC 350-30-35-4, which applies when no legal, regulatory, contractual, competitive, economic, or other factors limit the useful life of an intangible asset to the reporting entity. The basis for this classification is:

•  No predetermined service life: The protocol is designed to operate in perpetuity on the Solana blockchain. Smart contracts, once deployed and operational, do not expire or degrade.

•  No legal/contractual limitation: The IP Assignment conveys rights in perpetuity with no expiration date or sunset provision.

•  No competitive limitation identified at recognition date: The protocol addresses a $50+ billion underserved market with no directly comparable competing platform as of June 12, 2025.

•  Ongoing maintenance: The Company intends to actively maintain and enhance the platform indefinitely; there is no plan to discontinue use.

As an indefinite-lived intangible asset, the OTCM Protocol is NOT amortized (ASC 350-30-35-6). Management will reassess the indefinite-lived classification each reporting period (ASC 350-30-35-16). If a finite useful life is subsequently determined, the asset will be amortized over its remaining useful life.

6.3  Cost Model - No Subsequent Revaluation (U.S. GAAP vs. IFRS)

Under U.S. GAAP, intangible assets are measured using the cost model subsequent to initial recognition. The cost model requires the asset to be carried at its cost (acquisition fair value) less any accumulated impairment losses. Unlike IFRS IAS 38 (which permits a revaluation model if an active market exists), U.S. GAAP does not permit upward revaluation of intangible assets after initial recognition. The OTCM Protocol will remain on the balance sheet at $19,510,400 less any impairment charges.

6.4  Impairment Testing Framework (ASC 350-30-35-14 through 35-19)

The Company will test the OTCM Protocol for impairment annually or more frequently if events or changes in circumstances indicate that the carrying amount may not be recoverable (triggering events). The impairment testing framework is as follows:

•  Optional qualitative assessment (ASU 2012-02 / ASC 350-30-35-14A): The Company may first perform a qualitative assessment to determine whether it is more likely than not (probability > 50%) that the fair value of the intangible asset is less than its carrying amount. If the qualitative assessment indicates it is NOT more likely than not that fair value is less than carrying amount, no quantitative test is required.

•  Quantitative impairment test (ASC 350-30-35-17): If the qualitative assessment indicates impairment may exist (or if the Company elects to skip the qualitative step), the Company compares the fair value of the OTCM Protocol to its carrying amount. Fair value at each subsequent test date will be estimated using the most appropriate method available at that time (cost approach, market approach, or income approach as circumstances permit).

•  Impairment recognition (ASC 350-30-35-18): If the carrying amount of the intangible asset exceeds its fair value, an impairment loss is recognized for the excess. The impairment loss is recorded as a charge to operations and reduces the carrying amount of the asset. Impairment losses are not subsequently reversed under U.S. GAAP.

•  Triggering events (ASC 350-30-35-15): The Company will monitor for triggering events including: significant adverse change in the extent or manner in which the asset is being used; significant adverse change in legal factors or business climate; significant decrease in market price; current period operating or cash flow loss combined with a history of losses; and expectation that the asset will be sold or otherwise disposed of before the end of its previously estimated useful life.

The first annual impairment test will be performed as of December 31, 2025 (or more frequently if triggering events occur).

6.5  Subsequent Costs Policy (ASC 350-30-35-1 through 35-3)

The accounting for subsequent expenditures on the OTCM Protocol depends on whether such costs extend the functionality of the asset or merely maintain its existing capability:

•  Maintenance and repairs (expensed as incurred): Costs to maintain the existing functionality of the OTCM Protocol - including routine bug fixes, security patches, server costs, and compliance monitoring - are expensed as incurred under ASC 350-30-35-1.

•  Enhancements adding new functionality (potentially capitalize): Costs that extend the useful life or add new capabilities to the platform (e.g., implementing the AI Predictive Market Module once developed, adding cross-chain functionality, or developing new smart contract programs) may qualify for capitalization if they meet the recognition criteria of ASC 350-30-25-1.

•  Betterments vs. maintenance: Management will apply judgment each reporting period to distinguish betterments (capitalized) from maintenance costs (expensed) based on whether the expenditure results in a probable future economic benefit not previously embodied in the asset.

6.6  GAAP Compliance Summary Checklist

GAAP / ASC Requirement	Standard	Status / Disposition
Asset acquisition vs. business combination	ASC 805-10-55	✓ Asset acquisition confirmed - concentration test met; no business transferred
Asset acquisition vs. share-based compensation	ASC 718-10-15	✓ Asset acquisition - pre-existing IP transferred; not work-for-hire; no comp expense
Nonmonetary exchange measurement basis	ASC 845-10-30-1 / -30-3	✓ Fair value of asset received - Series A Preferred FV not determinable
Intangible asset recognition criteria	ASC 350-30-25-1	✓ Both criteria met: separability and contractual-legal
Initial measurement at acquisition cost	ASC 350-30-30-1	✓ Recognized at $19,510,400 - fair value at acquisition date
Fair value measurement - hierarchy classification	ASC 820-10-35	✓ Level 3 - cost approach with unobservable inputs
Indefinite-lived classification	ASC 350-30-35-4	✓ No legal, regulatory, or competitive life limit identified
No amortization for indefinite-lived assets	ASC 350-30-35-6	✓ No amortization recorded
Annual reassessment of useful life	ASC 350-30-35-16	✓ Required annually - policy established
Annual impairment testing framework	ASC 350-30-35-14 / -17 / -18	✓ Qualitative option + quantitative test framework documented

Impairment loss recognition and non-reversal	ASC 350-30-35-18 / -19	✓ Recognized as operating expense; no reversal permitted
Cost model (no upward revaluation)	ASC 350 (U.S. GAAP)	✓ Cost model applied; IFRS revaluation model not applicable
Subsequent costs - maintenance vs. betterment	ASC 350-30-35-1 / -3	✓ Policy established: maintenance expensed; betterments capitalized
Related party disclosures	ASC 850-10-50	✓ Nature, description, dollar amount, and terms disclosed in Note 9
Internal-use software standard	ASC 350-40	N/A - software acquired, not internally developed; ASC 350-40 does not apply

6.7  Balance Sheet Presentation

Line Item	Dec 31, 2025	Dec 31, 2024
Intangible Assets - OTCM Protocol (net)	$19,510,400	$190,000
Prior balance (software development costs)	-	$190,000
IP Assignment - fair value at acquisition date	$19,510,400	-
Less: accumulated impairment losses	-	-
Less: accumulated amortization	-	-
Net Intangible Asset (Indefinite-Lived)	$19,510,400	$190,000

6.8  Equity Journal Entry - IP Assignment

The following journal entry records the IP Assignment on June 12, 2025:

Account	Debit	Credit
Intangible Assets - OTCM Protocol	$19,510,400	-
Series A Preferred Stock (par value: 100M × $0.001)	-	$100,000
Additional Paid-In Capital	-	$19,410,400
Total	$19,510,400	$19,510,400

7.  SOURCES, REFERENCES, AND BIBLIOGRAPHY

Primary Valuation Benchmarks

•  Consortium for Information and Software Quality (CISQ). Annual Software Quality and IT Risk Report. Washington, D.C.: CISQ, 2023–2025.

•  Jones, Capers. The Economics of Software Quality. Boston: Addison-Wesley Professional, 2012. ISBN 978-0-13-258220-9.

•  Jones, Capers. Software Engineering Best Practices. New York: McGraw-Hill, 2010.

Accounting Standards (FASB Accounting Standards Codification)

•  ASC 350 - Intangibles - Goodwill and Other (ASC 350-30: Intangibles Other than Goodwill; ASC 350-40: Internal-Use Software).

•  ASC 805 - Business Combinations (Concentration Test: ASC 805-10-55-3A through 55-9).

•  ASC 718 - Compensation - Stock Compensation (ASC 718-10-15: Scope).

•  ASC 845 - Nonmonetary Transactions (ASC 845-10-30-1: General Measurement Principle; ASC 845-10-30-3: Fallback When Fair Value Not Determinable).

•  ASC 820 - Fair Value Measurement (Fair Value Hierarchy: Levels 1, 2, and 3; ASC 820-10-35-24A: Cost Approach).

•  ASC 850 - Related Party Disclosures (ASC 850-10-50: Required Disclosures).

•  ASU 2012-02 - Testing Indefinite-Lived Intangible Assets for Impairment (Optional Qualitative Assessment).

Technical References

•  Yakovenko, Anatoly. Solana: A New Architecture for a High Performance Blockchain. Solana Labs Technical Paper, 2018.

•  Solana Foundation. SPL Token-2022 Program Documentation. docs.solana.com, 2023.

•  Gudgeon, L. et al. SoK: Layer-Two Blockchain Protocols. Financial Cryptography and Data Security, 2020, pp. 201–226.

Internal Documents

•  OTCM Protocol Technical Specification v5.0. Groovy Company, Inc., 2025.

•  IP Assignment Agreement (Groovy Company, Inc. / Franjose Yglesias), dated June 12, 2025.

•  Amendment No. 1 to IP Assignment Agreement, dated July 1, 2025.

•  Groovy Company, Inc. Annual Report on Form 10-K, fiscal year ended December 31, 2025.

8.  LIMITING CONDITIONS AND DISCLAIMERS

This Report is subject to the following limiting conditions:

•  This Report has been prepared by management of Groovy Company, Inc. and is not an independent third-party appraisal. Management has an interest in the outcome of this valuation.

•  The concluded fair value represents management’s best estimate based on the inputs and methodology described herein. Actual replacement costs may differ.

•  The LOC estimate and completion factor are based on a technical inventory prepared by the Assignor, who serves as the Company’s CTO. These estimates have not been independently verified.

•  This Report assumes the OTCM Protocol is a going-concern platform that will continue to be operated and maintained by the Company. The concluded value does not reflect a liquidation or distressed-sale scenario.

•  This Report does not constitute legal, tax, or investment advice.

•  This Report is intended solely for inclusion in the Company’s Annual Report on Form 10-K and related SEC filings and should not be used for any other purpose without the Company’s written consent.

•  The Company’s financial statements for the year ended December 31, 2025 are unaudited.

9.  MANAGEMENT CERTIFICATION

The undersigned, on behalf of the management of Groovy Company, Inc., certify that:

•  The facts and data contained in this Report are true and correct to the best of our knowledge and belief;

•  The analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions and are our personal, unbiased professional analyses, opinions, and conclusions;

•  No part of our compensation for preparing this Report was contingent upon a specific value conclusion or direction in value.

GROOVY COMPANY, INC. d/b/a OTCM PROTOCOL

By: /s/ Berj Abajian Name: Berj Abajian Title: Chief Executive Officer Date: July 1, 2025	By: /s/ Franjose Yglesias Name: Franjose Yglesias Title: Chief Technology Officer Date: July 1, 2025

This Software Valuation Report is filed as an attachment to the Intellectual Property Assignment Agreement (Exhibit 10.4) and Amendment No. 1 thereto (Exhibit 10.5) in the Annual Report on Form 10-K of Groovy Company, Inc. for the fiscal year ended December 31, 2025.